Exhibit 3.105

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:27 PM 03/29/2018
FILED 01:27 PM 03/29/2018
SR 20182296024 - File Number 6821422

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

HEP INTERMEDIATE HOLDCO, LLC

This Certificate of Formation is being executed as of March 29, 2018 for the purpose of foaming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.             Name. The name of the limited liability company is HEP Intermediate Holdco, LLC (the “Company”).

2.             Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 850 New Burton Road, Suite 201, in the City of Dover, County of Kent, Delaware, 19904. The registered agent of the Company for service of process at such address is Cogency Global Inc.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Julintip Thirasilpa
Julintip Thirasilpa, an Authorized Person